Exhibit 10.10

EMPLOYMENT AGREEMENT
Between:

BILL.COM CANADA, INC.,
an Ontario corporation (the "Company")
-and-

LOREN PADELFORD,
an individual residing in the Province of Ontario ( the "Employee")

Whereas the Company wishes to employ the Employee and the Employee wishes to be employed by the Company;
And whereas the Company is an indirectly wholly-owned subsidiary of Bill.com Holdings, Inc., a Delaware corporation (the "Parent"), and together with its direct and indirect subsidiaries, the "Group");
And whereas the Company and the Employee have agreed that it is desirable that they enter into this agreement to confirm the terms and conditions of employment;
Now therefore this Agreement witnesses that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the parties covenant and agree with each other as follows:

1.TERM

1.aThe Employee's employment with the Company will commence on September 12, 2022 or such later date as the Company may advise is necessary to enable verification of the conditions of offer set out herein (the "Start Date"). The Employee's employment shall commence thereafter and continue for an indefinite term, unless terminated in accordance with this agreement.

2.CONDITIONS OF OFFER

2.aThis Agreement is expressly conditional on the Employee's legal eligibility to work both in Canada and the U.S. In the event that this condition is not satisfied as of the Start Date, then this Agreement will be considered null and void and the Company shall not be responsible for any payments to the Employee. The Employee agrees to provide evidence of the Employee's legal eligibility to work in Canada, if requested by the Company. Because of employer regulations adopted in the U.S. Immigration Reform and Control Act of 1986, within three (3) business days of starting the Employee's new position, the Employee will also need to present documentation demonstrating that the Employee has authorization to work in the United States. If the Employee has any questions about this requirement, which applies to
U.S. citizens and non-U.S. citizens alike, the Employee may contact the Company's personnel office.

1.aThis Agreement is also conditional upon the Company conducting and receiving a background check confirmation and a satisfactory reference check. By signing below. Employee hereby authorizes the Company and/or its agents to conduct a background and reference check, subject to applicable law, and likewise consents to the collection, use and disclosure of Employee's personal information as required for conducting such background and reference checks. Should the Company determine, in its discretion, that the results of such background or reference checks are unsatisfactory, the Company shall have the right to rescind this offer of employment in which case this Agreement will be considered null and void and the Company shall have no further obligation to the Employee.

3.POSITION AND RESPONSIBILITIES

3.aThe Employee will hold the full-time position of Chief Commercial Officer ("CCO"), reporting to Parent CEO, Rene Lacerte, or such other person(s) as the Company may designate from time to time. This reporting structure may be subject to change, at the discretion of the Company.

3.bThe Employee shall perform all duties commensurate with the role of Chief Commercial Officer. The Employee's job title, duties and responsibilities and reporting relationship may be amended from time to time in the discretion of the Company.

3.cIn the role of Chief Commercial Officer, the Employee will work primarily from the Employee's home office located in Toronto, Ontario but will be expected to travel frequently in support of the Company's operations, particularly to Parent's offices in the United States of America, as authorized and directed from time to time by the Parent CEO. The Company reserves the right to change the Employee's work location from time to time in its sole discretion.

3.dAs an exempt professional under the Ontario Employment Standards Act, 2000, the Employee acknowledges that the Employee shall not be eligible for overtime.

3.eThroughout the time in which the Employee is employed by the Company, the Employee shall devote the Employee's full-time and efforts to the business and affairs of the Company, Parent and the Group, and shall perform all assigned duties diligently, faithfully, and to the best of the Employee's abilities. The Employee shall at all times perform all assigned duties with undivided loyalty and shall not knowingly perform any act contrary to the Company's best interests.

3.fThe Employee shall be subject to the Company's employment policies in effect from time to time, including but not limited to those contained in the Employee Handbook (a copy of which is provided herewith), and shall at all times comply fully with applicable standards of professional conduct and practices. The Company reserves the right to modify its policies and rules from time to time in its sole and exclusive discretion.

3.gWithout limiting the generality of Section 3.6 above, the Employee agrees that the Employee shall use the Company's corporate email or other electronic means of communication provided to the Employee by the Company for any and all business-related electronic communication only and shall do so at all times in accordance with Company policies. The Employee shall have no reasonable expectation of privacy in the use of such corporate email or other digital accounts and channels.

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4REMUNERATION

4.aBase Salary: The Company shall pay the Employee an annual salary of CAD 577,000, less all applicable statutory deductions and withholdings. This amount will be paid semi monthly in accordance with the Company's payroll policy, as amended from time to time.

4.bPerformance Bonus: Additionally, the Employee will have the opportunity to receive an annual performance bonus of up to 100% of base salary, paid annually on achievement of company and individual performance goals. The Employee's individual performance goals will be finalized with the Employee's manager within 45 days of the Employee's hire date. The annual performance bonus is subject to the terms of the bonus plan as applicable from time to time and as determined in the Company's sole discretion.

Except as may be set out in Section 5 hereof (or, as may be applicable, in the Change in Control and Severance Agreement to be entered into between the Company, Parent and the Employee appended hereto as Schedule "B" (the "CIC Severance Agreement")), the Employee will not be eligible to receive any performance bonus in the event the Employee's employment voluntarily or involuntarily terminates for any reason before the date on which a performance bonus, if any, is paid out. For the purpose of this section, termination of employment shall mean the date of notification and shall not include reasonable notice, any period of payment in lieu of notice, termination pay or severance pay, except for the period during which the Employee may be deemed to be actively employed under Ontario Employment Standards Act, 2000, as amended or other applicable employment standards legislation.

4.cSign-On Bonus: The Employee will also receive a one-time sign-on bonus of CAD 192,350, less applicable tax withholdings and deductions, payable 30 days post Start Date. In the event the Employee voluntarily resigns or the Company terminates Employee's employment for "Cause" (as defined in the CIC Severance Agreement) from the Employee's employment with the Company within twelve (12) months of the Start Date, the Employee agrees to repay the sign-on bonus in full and agrees that the Employee shall be liable for same.

4.dEquity Grants:

i.Restricted Stock Units (RSUs): Subject to the approval of the Compensation Committee of Parent's Board of Directors, the Employee will be granted restricted stock units ("RSUs") under Parent's 2019 Equity Incentive Plan (the "Plan"). The number of shares subject to the RSU grant will be calculated on the date of grant ("Grant Date") and will equal USD$7,000,000 divided by the average of the closing prices of Bill.com, lnc.'s Common Stock in the 30 trading days immediately preceding the Grant Date and ending on and including, the Grant Date, rounded to the nearest whole share. The RSUs will vest over 4 years, 25% of the total grant to vest on the first anniversary of your Vesting Commencement Date, and the remainder to vest, ratably, quarterly for the subsequent 3 years, provided the Employee remains in Service (as defined in the Plan) through each such vesting date, as set forth in the award agreement evidencing the RSU. The Employee's Vesting Commencement Date will be the first of the following dates which occur after the Employee's Start Date: February 28, May 28, August 28, or November 28. For example, if the Employee starts work on September 8, the Employee's Vesting Commencement Date will be November 28. Vested RSUs will settle,

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and shares will be issued to the Employee, after each vesting date in accordance with the policies of Parent and the terms and conditions of the Plan and the RSU agreement.

ii.Performance-Based Restricted Stock Units (PSUs): Subject to the approval of the Compensation Committee of Parent's Board of Directors, the Employee will be granted performance-based restricted stock units ("Fiscal 2023 PSUs") under the Plan with a grant target value of USD$3,000,000. The "target" number of shares subject to the Fiscal 2023 PSU grant (assuming target-level achievement of the applicable performance metrics) will be calculated on the date of grant ("Grant Date") by dividing the grant target value by the average of the closing prices of Parent's Common Stock in the 30 trading days immediately preceding the Grant Date and ending on, and including, the PSU Grant Date, rounded to the nearest whole share. The Fiscal 2023 PSUs will vest over three years with 113rd to vest at the first Parent quarterly vesting date following the Board's certification of Parent's FY23 performance and the remainder to vest ratably quarterly over the subsequent eight Parent quarterly vesting dates, provided the Employee remains in Service (as defined in the Plan) as set forth in the award agreement evidencing the Fiscal 2023 PSUs. The Fiscal 2023 PSUs will be subject to the same terms and conditions, including performance metrics and vesting requirements, as the PSUs that were granted to certain of Parent's executive officers in July 2022. The Fiscal 2023 PSU will be further subject to the terms and conditions set forth in the applicable award agreement between the Employee and Parent and the Plan. Vested Fiscal 2023 PSUs will settle, and shares issued to the Employee, after each vesting date in accordance with the policies of Parent and the terms and conditions of the Plan and the PSU agreement.

iii.Except as may be otherwise provided in the CIC Severance Agreement, in the event the Employee's employment is voluntarily or involuntarily terminated, whether lawfully or unlawfully, prior to any applicable vesting date referred to in Sections 4.4(a) or 4.4(b) hereof, any unvested RSUs or PSUs as of the date of such termination of employment will expire.

iv.For the purposes of this Section 4.4, the date the Employee's employment is terminated shall mean the date of notification and shall not include reasonable notice, any period of payment in lieu of notice, termination pay or severance pay, except for the period during which the Employee may be deemed to be actively employed under the Ontario Employment Standards Act, 2000, as amended.

4.eVacation: The Employee shall be entitled to such minimum paid vacation time each calendar year to which the Employee is entitled under applicable employment standards legislation. Vacation shall be taken at times mutually agreed to by the Employee and the Company, acting reasonably. Unused vacation will not carry over from one year to the next, except as specifically required by the Ontario Employment Standards Act, 2000. Given Employee's position, Employee is also eligible for time off under the Company's Paid Time Off Policy, which is a flexible, no accrual program that covers personal time and sick time.

4.fBenefits: The Employee will be eligible to participate in the Company's standard benefits package, subject to the terms and conditions of those plans, as may be amended from time to time in the discretion of the Company. The details of the benefits package will be provided to the Employee at the time of eligibility. Any insured benefits are subject to the terms and conditions of the applicable benefit plans. The Employee agrees that the Company may cancel, substitute or modify its benefit plans or their terms and conditions and the cost-sharing arrangement with the Employee without notice, and that any such modification will not constitute a constructive or otherwise wrongful termination of employment.

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4.gBusiness Expenses: The Company shall reimburse the Employee for all reasonable business expenses (including any authorized travel or out-of-pocket expenses) that the Employee incurs in the course of his employment that are approved in advance by the Employee's manager. The Employee shall provide any statements, receipts, invoices and other documentation that the Company may reasonably require in order to process such reimbursements.

4.hPersonal Information: The Employee acknowledges that to fulfill his or her obligations under this Agreement, the Company has or will be required to collect, use or disclose personal information for the purposes of processing payroll and benefits and for issuing RSUs and PSUs (where applicable) and the Employee consents the collection, use, and disclosure of the Employee's personal information for these purposes. The Employee acknowledges that the Company may from time to time use service providers located outside of Canada to collect, process or store the Employee's personal information.

4.iUse of Name and Likeness: During the Employee's employment and following the termination of the Employee's employment with the Company, the Employee consents to the Company's use of the Employee's image, name, likeness, voice, photograph, and biographical material (the "Characteristics") in the Company's products, services, marketing or informational materials. The Employee acknowledges that this is a perpetual right, throughout the universe. The Employee releases the Company from any cause of action which the Employee has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of the Characteristics.

5.TERMINATION

5.aTermination by the Employee: The Employee may terminate his or her employment under this Agreement at any time by providing the Company with one (1) month's written notice. The Company may waive this notice period in whole or in part, in which case the Employee shall be provided pay in lieu of any waived portion of the resignation notice period.

5.bTermination by the Company with Cause: Notwithstanding anything else in this Agreement, the Company may terminate the Employee's employment at any time for Cause (as defined in the CIC Severance Agreement) without notice, termination pay or severance pay, unless required by the Employment Standards Act, 2000.

5.cTermination by the Company without Cause: The Company may terminate the Employee's employment at any time without Cause in accordance with the CIC Severance Agreement, in which case the Employee's entitlements shall be as set out therein.

5.dTermination by the Employee for Good Reason: The Employee may terminate his employment under this Agreement for Good Reason in accordance with the CIC Severance Agreement, in which case the Employee's entitlements shall be as set out therein. Notwithstanding anything in this Agreement, or in the CIC Severance Agreement, to the contrary, Employee's travel between the Province of Ontario, Canada and San Jose, California, or any change in the proportion of the aggregate time Employee spends between the foregoing two locations, shall not constitute grounds for Employee to terminate his employee for Good Reason in accordance with the CIC Severance Agreement.

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5.eThe Employee agrees that the Employee has waived his or her entitlement to common law notice of termination.
5.fThese termination provisions (and the Schedules referred to herein) will continue to apply throughout the Employee's employment notwithstanding any changes to the Employee's title, duties, responsibilities, location, reporting structure, compensation, benefits, work schedule or overtime eligibility and regardless of whether any such change is material or otherwise.
5.gAt no time will the Employee receive less than the Employee's minimum entitlements under the Ontario Employment Standards Act, 2000. If any provision of this section 5 or of this Agreement should fall below the minimum standards prescribed by the Ontario Employment Standards Act, 2000 or other applicable labour and employment legislation, those minimum standards shall be substituted for and shall completely replace the impugned section.

6TEMPORARY LAYOFFS

6.aThe Company reserves the right to temporarily lay the Employee off from his/her employment in accordance with the terms and conditions of the Employment Standards Act, 2000. A temporary layoff will not be considered a termination of the Employee's employment unless it is deemed to be one under the Employment Standards Act, 2000.

7.CONFIDENTIALITY

7.aIn this Section the following terms have the following meanings:

(1)"Confidential Information" means all information, data, documents, agreements, files and other materials in whatever form (including, without limitation, in written, oral, visual or electronic form), which is disclosed or otherwise furnished by the Group to the Employee in the course of the Employee's employment (and, where previously engaged by the Group in a capacity other than as an employee of the Group, during such earlier period of engagement) whether or not such information is marked confidential, that relates directly or indirectly to the Groups business, clients, customers, products, services, affairs, finances and trade secrets, including, without limitation:
a.information concerning the Group's and its customers', suppliers' and other third parties', past, present and future business affairs including, without limitation, finances, supplier information, services, customer information, products, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies;

b.all or any portion of analysis, notations, plans, compilations, reports, forecasts, studies, samples, statistics, summaries, interpretations and other documents created, developed, prepared, received, obtained, or generated or derived from such information, data, documents, agreements, files or other materials by the Employee in connection with the Employee's employment; and

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c.other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(2)"Copies" means copies or records of any Confidential Information in whatever form including without limitation, notations, extracts, analysis, studies, plans, compilations or any other way of representing, recording or recalling information which contains, reflects, or is derived or generated from Confidential Information.

7.bThe Employee shall only use the Confidential Information or Copies for the purpose of the Employee's employment and, without prejudice to the duties of confidentiality owed by the Employee at common law, the Employee shall not directly or indirectly, without the written authorization of the Company, either during the employment or at any time after termination of the employment, howsoever arising:

(3)use any Confidential Information or make or use any Copies for the Employee's own benefit or purposes, or for the benefit or purposes of any other person, company or organization whatsoever; or

(4)disclose any Confidential Information or Copies to any person, company or other organization whatsoever.

7.cThe restrictions in section 7.2 above do not apply to any Confidential Information which is or becomes generally available to and known by the public, other than as a result of the Employee's unauthorized disclosure or material breach of this Agreement, or which was already in the Employee's possession or available to the Employee on a non-confidential basis before his or her employment commenced (or, where previously engaged by the Company in a capacity other than as an employee, before his or her first engagement with the Company commenced).

7.dThe Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:
(5)keep the Confidential Information and Copies strictly confidential;

(6)use the Employee's best endeavours to prevent the use or communication of any Confidential Information by any person, company or organization (except for the purpose of the employment or as authorized in writing by the Company); and

(7)inform the Company immediately on becoming aware of or suspecting that any such person, company or organization improperly knows or has used any Confidential Information or Copies.

7.eIf, either during or after the Employee's employment, the Employee is compelled or required to disclose any Confidential Information by law or court order or pursuant to any requirement, request or process of any legal, regulatory or governmental authority, the Employee shall give the Company prompt prior written notice of such requirement, request or process so that the Group may seek an appropriate protective order or other remedy, and the Employee shall cooperate with the Company to obtain such protective order or other remedy.

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8.PROPRIETARY RIGHTS

8.aThe Employee is required to sign the Intellectual Property Agreement attached as Schedule "A", the terms of which form part of this Agreement.

9.RETURN OF PROPERTY

9.aUpon termination of the Employee's employment with the Company for any reason, or at any other time requested by the Company, the Employee shall promptly return all Group property in the Employee's possession or control, including any Confidential Information (or Copies thereof), Assets or any other documents or information, whether in physical or electronic form.

10RESTRICTIVE COVENANTS

10.aIn this Section, the following terms have the following meanings:

(1)"Business" means the business of designing, creating, marketing and distributing cloud-based software in respect of back-office financial processes for sole proprietors and small and medium-sized businesses, including, without limitation, provision of accounts payable solutions, accounts receivable solutions, invoice or payment processing or expense management solutions, such as was carried on by the Group during the period of the Employee's employment.

(2)"Customer" means a customer, spending business or subscriber, or accounting or financial customer channel partner of, the Group at the date of the termination of the Employee's employment that the Employee serviced or managed, directly or indirectly through Employee's management oversight responsibilities, on behalf of the Group at any time within the 12 months preceding the termination of the Employee's employment and that is a customer, spending business or subscriber, or accounting or financial customer channel partner, of the Group at the time of any direct or indirect post-termination solicitation by the Employee.

(3)"employee of the Group" means an employee who is employed by the Group at the date of the termination of the Employee's employment or any time during the 12 month period prior to the date of the termination of the Employee's employment and at the time of the attempted or actual recruitment, solicitation or inducement.

(4)"Prospective Customer" means a potential customer, spending business or subscriber, or accounting or financial customer channel partner, of the Group that the Employee pursued or contacted or was negotiating with, directly or indirectly through Employee's management oversight responsibilities, on behalf of the Group for the purpose of the Business, at any time within the 12 months preceding the termination of the Employee's employment, and with whom the Group has not ceased such pursuit, contact or negotiations as of the date of the termination of the Employee's employment, and as of the date of the Employee's direct or indirect post-termination solicitation.
(5)"Supplier" means a supplier, independent contractor or dependent contractor who is contracted with or by the Group to supply goods or services at the date of the

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termination of the Employee's employment or at any time during the 12 month period prior to the date of the termination of the Employee's employment and at the time of the attempted or actual recruitment, solicitation or inducement.

(6)"Territory" means anywhere that Employee had responsibility or oversight for, or where Employee provided services for, had material contact with, or learned material information about, any Customers or Prospective Customers of the Group, including but not limited to the United States, Canada, and Australia.

10.bThe Employee agrees and understands that the employees of the Group are an integral part of the Group's Business and it is necessary to afford fair protection to the Group and the Company from the loss of any of its employees.

10.cThe Employee understands and agrees that during the Employee's employment the Employee will be encouraged to maintain close contact and a close working relationship with the Group's Customers and will gain a knowledge of the Group's Customers which could injure the Group and the Company if such knowledge was made available to a competitor or used for a competitive purpose.

10.dNon-Solicitation of Employees and Suppliers: The Employee agrees that during the Employee's employment and for 12 months after termination of the Employee's employment for any reason, the Employee shall not, either directly or indirectly, on the Employee's own behalf or on the behalf of any other person, firm or business identity, recruit, solicit, persuade or otherwise induce or attempt to recruit, solicit, persuade or induce any Supplier or any person who is an employee of the Group to terminate their Supplier contract or contract of employment with the Group.

10.eNon-Solicitation of Customers and Prospective Customers: The Employee agrees that during the Employee's employment and for 12 months after termination of the Employee's employment for any reason, the Employee shall not, either directly or indirectly, on the Employee's own behalf or on the behalf of any other person, firm or business identity, solicit any Customer or Prospective Customer of the Group for the purpose of offering products or services that are the same as, substantially similar to or competitive with the Business.

11.NO BREACH OF OBLIGATIONS TO PRIOR EMPLOYERS

11.aThe Employee represents that the Employee's execution of this Employment Agreement and all Schedules and Appendices hereto, any agreements concerning equity awards granted under the Plan, and the Employee's commencement of employment with Bill.com will not violate any agreement currently in place between the Employee and current or past employers.

12.SEVERABILITY

12.aThe invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this agreement.

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13.GOVERNING LAW

13.aThis agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.SUBMISSION TO JURISDICTION

14.aThe parties irrevocably attorn to the jurisdiction of the courts of Ontario, which will have exclusive jurisdiction over any matter arising out of this Agreement.

15.ENTIRE AGREEMENT

15.aThe Employee acknowledges and agrees that this Agreement contains the whole understanding between the Employee and the Company and supersedes and replaces all oral or written prior negotiations, representations or agreements. The Employee acknowledges that the Employee's agreement to the terms and conditions in this agreement have not been induced by, nor does the Employee rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of this agreement. The Employee further agrees that the terms and conditions of this Agreement cannot be amended, modified or supplemented except by subsequent written agreement signed by the Employee and the Company.

16.CONTINUED APPLICATION

16.aExcept to such limited extent as is required to give effect to such change(s), the terms and conditions of this Agreement shall continue to govern the Employee's employment, regardless of the Employee's length of employment or any changes to the Employee's title, duties, responsibilities, location, reporting structure, compensation, benefits, work schedule or overtime eligibility and regardless of whether any such change is material or otherwise.

17.HEADINGS

17.aThe headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way, define, limit, or enlarge the scope of any provision of this Agreement.

18.INDEPENDENT LEGAL ADVICE

18.aThe Employee acknowledges that he or she has had independent legal advice or the opportunity to receive same in connection with the execution of this Agreement, has read this Agreement in its entirety, understands its contents, and is signing this agreement voluntarily and without duress or undue influence from any party.

19.COUNTERPARTS

19.aThis Agreement may be signed in as many counterparts as may be necessary, or by facsimile, or by other electronic means producing a printed copy, each of which when so executed shall be deemed to be an original, and such counterparts, facsimiles or other electronic copies shall together constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement to be effective as of the date of Employee's signature below.

BILL.COM CANADA, INC.
/s/ René Lacerte
Authorized Signatory

Name: René Lacerte
Title: Director, President and Chief Executive Officer

Date: 8/11/22

EMPLOYEE
/s/ Loren Padelford
Loren Padelford

Date: 8/11/22

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SCHEDULE "A"

INTELLECTUAL PROPERTY AGREEMENT

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APPENDIX "A"
PRIOR INTELLECTUAL PROPERTY

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SCHEDULE "B"
CIC SEVERANCE AGREEMENT

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